PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-96069
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                   [LOGO: HOLDRS(SM) Internet Infrastructure]


                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                      Primary
Name of Company(1)                       Ticker    Share Amounts  Trading Market
-------------------------------------    ------    -------------  --------------
Akamai Technologies Inc.                  AKAM           3            NASDAQ
BEA Systems, Inc.                         BEAS          10            NASDAQ
Infospace Inc.                            INSP          0.8           NASDAQ
InterNAP Network Services Corporation     INAP          0.5            AMEX
NaviSite, Inc.                            NAVI        0.13333         NASDAQ
Openwave Systems Inc.                     OPWV       1.073667         NASDAQ
RealNetworks, Inc.                        RNWK           6            NASDAQ
VeriSign, Inc.                            VRSN         6.15           NASDAQ
Vignette Corporation                      VIGN          0.6           NASDAQ
Vitria Technology, Inc.                   VITR           1            NASDAQ


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(1)   As a result of the distribution of BroadVision Inc. Non-Transferable
      Rights from BroadVision Inc. (NASDAQ Ticker: "BVSN"), which was an underlying constituent of the Internet Infrastructure HOLDRS on the record date, the Internet Infrastructure Trust distributed the rights to shareholders of record as of December 20, 2005. Holders received 1 Right for every 1 share held of BroadVision Inc. One Non-Transferable right entitled the holder to purchase 5.87235 new shares at a subscription price of $0.45 per share. For the 1 share of BroadVision Inc. per 100 share round lot of Internet Infrastructure HOLDRS, The Bank of New York received 1 right. The Bank of New York distributed 0.01 BroadVision Inc. Rights per share of Internet Infrastructure HOLDRS on November 10, 2006.

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.